FILED PURSUANT TO RULE NO. 424(B)(3)
                                                      REGISTRATION NO. 333-76094

CITIZENS BANCSHARES OF SOUTH FLORIDA

PROSPECTUS

On March 20, 2002, the board of directors of Citizens Bancshares of South Florida, acting through its executive committee, extended its current offering for 90 days or until June 29, 2002. The remaining terms of the offering were unchanged.